10f-3 REPORT

TRAVELERS SERIES FUND INC.
Pioneer Strategic Income Portfolio

November 1, 2003 through April 30, 2004


		     Trade                            Purchase Trade   % of
Issuer		     Date  Selling Dealer  Principal  Price    Amount Issue(1)

Corning Inc.	   3/9/04   Bank of America  $700,000  $99.85  $698,950 0.35%
5.900% due 3/15/14

Alamosa		   1/13/04 UBS	           200,000  100.00   200,000 0.60A
8.500% due 1/31/12

Asbury Automotive      12/18/03 Goldman Sachs   550,000  100.00   550,000 1.25B
Group Inc. 8.000% due 3/15/14

Kingsway America   1/23/04 KeefeBruyette560,000  98.328   550,637 10.00C
Inc. 7.500% due 2/1/14              Woods

L-3 communications 12/16/03 Lehman Brothers   400,000  98.157   392,628 10.00D
Corp. 6.125% due 1/15/14

MSW Energy      11/7/03  CSFB 350,000  100.00   350,000 1.33E
Holdings 7.375% due 9/1/10

North American    11/21/03 BNP Paribas	        125,000  100.00   125,000 1.00F
Energy Partners
8.750% due 12/1/11

Votorantim Overseas 1/16/04 UBS	       500,000  99.489   497,445 1.50G
7.875% due 1/23/14


(1) Represents purchases by all affiliated mutual funds and dicretionary accounts; may not exceed 25% of the principal amount of the offering.

A - Includes purchases of $1,000,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $1,950,000 by other affiliated mutual funds and discretionary accounts.
C - Includes purchases of $9,440,000 by other affiliated mutual funds and discretionary accounts.
D - Includes purchases of $39,600,000 by other affiliated mutual funds and discretionary accounts.
E - Includes purchases of $2,650,000 by other affiliated mutual funds and discretionary accounts.
F - Includes purchases of $1,875,000 by other affiliated mutual funds and discretionary accounts.
G - Includes purchases of $4,000,000 by other affiliated mutual funds and discretionary accounts.